Exhibit 99.1

For Immediate Release

August 20, 2004

Interep Announces Settlement of Citadel Litigation

New York: Today Interep (OTCBB: IREP) announced that it has reached a settlement with Citadel Broadcasting with respect to a dispute arising after Citadel ended its representation with Interep in October, 2003. The parties agree to jointly state that Citadel no longer contends that McGavren Guild breached the Representation Agreement or failed to adequately perform. The precise terms of the settlement are confidential.

Ralph Guild, Chairman/ CEO of Interep, said, “We feel it is best to close this matter, to save endless hours of management’s time that could be better spent on growing our business and to eliminate further legal fees.” He continued, “It is in the best interest of our current radio clients and the entire industry to reduce the level of intramural conflict within our industry. In a soft advertising environment, we must unite as an industry to take share from competing media.”

Guild added, “We are proud of the service that Interep provided to Citadel and with the resolution of this dispute, we look forward to putting our past differences behind us.”

About Interep:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Infinity Radio Sales, and the Freedom Radio Group, which includes Cumulus Radio Sales, D&R Radio, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep Interactive is the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. The Event Shop is Interep’s event marketing group. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison and Abraham, Interep’s sales consulting division focusing on non-traditional revenue. For more information, visit the company’s website at www.interep.com.

Contact:	Victor Lirio
Phone:	212-309-9031
e-mail:	victor_lirio@interep.com